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                                                                      Exhibit 12

                    GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                        Nine months ended September 30, 2000

                                  (Unauditied)


(In millions)


Earnings:
   Earnings before income taxes                                    $438
   Fixed charges:
     Minority interest in net earnings of
         consolidated subsidiaries (1)                               66
     Interest expense (2)                                           100
                                                                   ----
                                                                   $604
                                                                   ====

Fixed charges:
   Minority interest in net earnings of
      consolidated subsidiaries (3)                                $ 67
   Interest expense (2)                                             100
                                                                   ====
                                                                   $167
                                                                   ====

Ratio of earnings to fixed charges                                 3.62
                                                                   ====


(1) Minority interest in net earnings of consolidated subsidiaries includes earnings from purchased affiliates and dividends on subsidiary's preferred stock.

(2) Interest expense includes an amount for one-third of the rental expense, which the Company believes is a reasonable approximation of the interest factor for such rentals.

(3) The fixed charges amount for minority interest in net earnings of consolidated subsidiaries represents the pre-tax earnings amount which would be required to cover such fixed charges as calculated below:

                     Earnings From Purchased Affiliates or
               Subsidiary's Preferred Stock Dividend Requirement
               -------------------------------------------------
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.


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